Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRPOINT ANNOUNCES FIRST ACQUISITION OF 2006

CHARLOTTE, NC, January 25, 2006 - FairPoint Communications, Inc. (NYSE: FRP) announced today that it has agreed to purchase the assets of Cass County Telephone Company Limited Partnership for approximately $33 million in cash, subject to customary purchase price adjustments.

As of September 30, 2005, Cass County served approximately 8,600 access line equivalents, with DSL service available to roughly 90% of its access lines. The company is located 30 miles south of Kansas City, MO and has operations in both Missouri and Kansas.

“We are pleased with this transaction as we expect it to be immediately accretive to free cash flow and will improve FairPoint’s dividend payout ratio,” said Gene Johnson, FairPoint’s Chairman and CEO. “Additionally, we believe the deal meets our prerequisites for acquisitions including its rural nature, significant growth potential and limited exposure to cable modem competition.”

The acquisition is expected to close sometime in the second quarter of 2006 after regulatory approvals. This acquisition follows FairPoint’s purchase of Bentleyville Communications Corporation and Berkshire Telephone Corporation in 2005. These two companies combined served approximately 10,800 access line equivalents at close.

About FairPoint

FairPoint is a leading provider of communications services to rural communities across the country. Incorporated in 1991, FairPoint's mission is to acquire and operate telecommunications companies that set the standard of excellence for the delivery of service to rural communities. Today, FairPoint owns and operates 28 rural local exchange companies (RLECs) located in 17 states offering an array of services, including local and long distance voice, data, Internet and broadband offerings.

This press release may contain forward-looking statements that are not based on historical fact, including, without limitation, statements containing the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint's filings with the Securities and Exchange

Commission, including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.

SOURCE:	FairPoint Communications, Inc. (www.fairpoint.com)

CONTACTS:	Investors - Brett Ellis, 866-377-3747; bellis@fairpoint.com or
Media - Jennifer Sharpe, 704-227-3629; jsharpe@fairpoint.com

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